EXHIBIT 99.3 -- Report of Management

(a)

[LITTON LOAN SERVICING LP logo]
An affiliate of C-Bass
4828 Loop Central Drive
Houston, Texas 77081
Telephone 713 960-9676
Fax 713 966-8830

Management Assertion Report

February 16, 2005

As of and for the year ended December 31,2004, Litton Loan Servicing LP (the Company) has complied, in all material respects, with the Company's established minimum servicing standards for residential mortgage loans as set forth in Appendix I ("the Standards"). The Standards are based on the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Litton Loan Servicing LP had in effect a fidelity bond in the amount of $40,000,000 and an errors and omissions policy in the amount of $40,000,000.


/s/ Larry B. Litton, Sr.
Larry B. Litton, Sr., President & CEO


/s/ Larry B. Litton, Jr.
Larry B. Litton, Jr., Chief Operating Officer




APPENDIX I
MINIMUM SERVICING STANDARDS AS SET FORTH
IN THE MORTGAGE BANKERS ASSOCIATION OF AMERICA'S
UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS

I.	CUSTODIAL BANK ACCOUNTS


1.	Reconciliations shall be prepared on a monthly
	basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall: be mathematically accurate;
	be prepared within forty-five (45) calendar days after the cutoff date;
	be reviewed and approved by someone other than the person who prepared the reconciliation; and document explanations for reconciling items.
	These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.	Funds of the servicing entity shall be advanced
	in cases where there is an overdraft in an investor's or a mortgagor's account.

3.	Each custodial account shall be maintained at
	a federally insured depository institution in trust for the applicable investor.

4.	Escrow funds held in trust for a mortgagor shall
	be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II.	MORTGAGE PAYMENTS

1.	Mortgage payments shall be deposited into the
	custodial bank accounts and related bank clearing accounts within two business days of receipt.

2.	Mortgage payments made in accordance with the
	mortgagor's loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

3.	Mortgage payments shall be allocated to principal,
	interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

4.	Mortgage payments identified as loan payoffs
	shall be allocated in accordance with the mortgagor's loan documents.


III.	DISBURSEMENTS

1.	Disbursements made via wire transfer on behalf
	of a mortgagor or investor shall be made only by authorized personnel.

2.	Disbursements made on behalf of a mortgagor or
	investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

3.	Tax and insurance payments shall be made on or
	before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

4.	Any late payment penalties paid in conjunction
	with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

5.	Amounts remitted to investors per the servicer's
	investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

6.	Unused checks shall be safeguarded so as to
	prevent unauthorized access.


IV.	INVESTOR ACCOUNTING AND REPORTING

1.	The servicing entity's investor reports shall
	agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.


V.	MORTGAGOR LOAN ACCOUNTING

1.	The servicing entity's mortgage loan records shall
	agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

2.	Adjustments on ARM loans shall be computed based
	on the related mortgage note and any ARM rider.

3.	Escrow accounts shall be analyzed, in accordance
	with the mortgagor's loan documents, on at least an annual basis.

4.	Interest on escrow accounts shall be paid, or
	credited, to mortgagors in accordance with the applicable state laws.


VI.	DELINQUENCIES

1.	Records documenting collection efforts shall
	be maintained during the period a loan is in default and shall be updated at least monthly.
	Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary
	(e.g., illness or unemployment).


VII.	INSURANCE POLICIES

1.	A fidelity bond and errors and omissions
	policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.

(b)

[Ocwen logo]



MANAGEMENT ASSERTION ON COMPLIANCE WITH USAP

March 11,2005

As of and for the year ended December 31, 2004, except as specifically noted below, Ocwen
Federal Bank FSB (the "Bank") has complied in all material respects with the minimum servicing standards set forth in the Mortgage
Bankers Association of America's ("MBA's")
Uniform Single Attestation Program for Mortgage
Bankers ("USAP").

 Standard: Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts.
These reconciliations shall be mathematically accurate, be prepared within forty five (45) calendar days of the cutoff date; be reviewed and approved by someone other than the person who prepared the reconciliation; and document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.


Certain reconciling items which arose during the year ended December 31, 2004 were not cleared within 90 days of their original identification. Management has developed and implemented an action plan and continues to resolve outstanding reconciling items.
All significant reconciling items have been isolated and reviewed by the Bank, and the Bank believes these items will not have a material impact on the status of any custodial accounts.


Standard: Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.

Certain ARM loans serviced by the Bank have odd due dates (i.e., due dates other than the first day of the month). The mortgage notes or ARM riders for some of the odd due date loans establish a look-back date for the applicable index at a certain number of days prior to each Change Date, for example, 45 days prior to the effective
Change Date. The Bank determines the
look-back date by using a 30-day month
when subtracting the actual number of
look-back days stated in the Mortgage Note or ARM rider from the effective Change
Date. Some months that have more or less than 30 days may therefore have a miscalculated look-back date, resulting in the index rate being used on an incorrect date, but generally no more than a two-business day difference. This has resulted in some minor differences in the calculated monthly payment amount, which could be either higher or lower, depending on the movement in interest rates.

Management has implemented a corrective
action plan to revise the internal procedures for processing these types of ARM adjustments, which includes adjusting the borrower accounts where necessary. The Bank believes that these differences did not have a material impact on any mortgagor or investor.


As of and for this same period, the Bank had in effect a fidelity bond in the amount of $15,000,000 and an errors and omissions policy in the amount of $5,000,000,


/s/ Ronald M. Faris
Ronald M. Faris
President

/s/ Scott w. Anderson
Scott W. Anderson
Senior Vice President of Residential Assets

/s/ Brian J. LaForest
Brian J. LaForest
Director of Investor Reporting

/s/ Paul E. Neff
Paul E. Neff
Director of Servicing Operations